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                                 EXHIBIT (15)(b)
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                              RULE 12b-1 AGREEMENT
                               THE CARDINAL GROUP

         This Agreement is made this 8th day of June, 1993, as amended as of January 2, 1997, between The Cardinal Group, an Ohio business trust (the "Group"), and The Ohio Company, an Ohio corporation (the "Company"), the distributor of Investor A shares of beneficial interest ("Shares") of each of the investment portfolios and any additional portfolios of the Group, as each are or will be identified in Schedule A hereto (such investment portfolios and any additional portfolios individually referred to herein as a "Fund" and collectively as the "Funds"). In consideration of the mutual covenants hereinafter contained, it is hereby agreed by and between the parties hereto as follows:

         1. The Group hereby appoints the Company to render shareholder support services to the Funds and their shareholders. Shareholder support services may include, but are not limited to, answering shareholder questions concerning the Funds, providing information to shareholders on their investments in Shares of the Funds and providing such personnel and communication equipment as is necessary and appropriate to accomplish such matters, and providing such other services as the Group, on behalf of the Funds, may reasonably request.

         2. The Company agrees to release, indemnify and hold harmless the Funds, the Group and the Funds' custodian from any and all direct or indirect liabilities or losses resulting from requests, directions, actions or inactions of or by the Company, its officers, employees or agents regarding the purchase, redemption, transfer or registration of Shares for accounts of the Company, its clients and shareholders.

         3. The Group will pay the Company such fees as are set forth in Schedule B hereto. The Company represents and warrants that its investments in a Fund's Shares will be made in accordance with the Employee Retirement Income Security Act of 1974 and any similar laws or regulations, including, but not limited to, Prohibited Transaction Class Exemption 77-4, as may be modified, supplemented or superseded from time to time.

         4. The Group and the Company each acknowledge that either party may enter into similar agreements with others without the consent of the other party.

         5. The Company shall prepare such quarterly reports for the Group as shall reasonably be requested by the Group.

         6. No person is authorized to make any representations concerning a Fund or its Shares except those contained in the current prospectus of such Fund, any such information as may be officially designated as information supplemental to the
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prospectus, and advertising, sales literature and other material approved by the
Group.

         7. This Agreement is a related agreement under the Group's Investor A Distribution and Shareholder Service Plan (the "Plan").

         8. This Agreement may be terminated at any time as to a Fund, without the payment of any penalty by the vote of a majority of the members of the Board of Trustees of the Group who are not interested persons of the Group and have no direct or indirect financial interest in the operation of the Plan or in any related agreements to the Plan ("Disinterested Trustees") or by a majority of the outstanding voting securities of the Group on not more than sixty (60) days written notice to the parties to this Agreement.

         9. This Agreement will terminate automatically in the event of its assignment as defined in the Investment Company Act of 1940, or upon the termination of the Distribution Agreement between the Group and the Company.

                                            THE CARDINAL GROUP
                                            155 East Broad Street
                                            Columbus, Ohio 43215



Dated:  January 2, 1997                     By
                                               ---------------------------------
                                               Frank W. Siegel, President


                                            THE OHIO COMPANY
                                            155 East Broad Street
                                            Columbus, Ohio 43215



Dated:  January 2, 1997                     By
                                               ---------------------------------
                                               H. Keith Allen, Senior
                                               Executive Vice President


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                                                          Dated: January 2, 1997


                                   SCHEDULE A
                           TO THE RULE 12b-1 AGREEMENT
                 BETWEEN THE CARDINAL GROUP AND THE OHIO COMPANY

                 June 18, 1993, as amended as of October 1, 1996



         Name                                                    Date
         ----                                                    ----

Cardinal Balanced Fund                                      January 2, 1997

Cardinal Aggressive Growth Fund                             January 2, 1997

The Cardinal Fund                                           January 2, 1997

Cardinal Government Obligations Fund                        January 2, 1997










                                             THE CARDINAL GROUP


                                             By
                                                --------------------------------
                                                Frank W. Siegel President


                                             THE OHIO COMPANY

                                             By
                                                --------------------------------
                                                H. Keith Allen, Chief
                                                Operating Officer


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                                   SCHEDULE B
                         TO RULE 12b-1 AGREEMENT BETWEEN
                     THE CARDINAL GROUP AND THE OHIO COMPANY

                 June 18, 1993, as amended as of January 2, 1997


         With respect to the Funds listed in Schedule A, The Cardinal Group will pay The Ohio Company (the "Company") a monthly fee computed at the annual rate of 0.25% of the average aggregate net asset value of Investor A shares of each Fund held during the period in the accounts for which the Company provides services under the Rule 12b-1 Agreement.

         For the monthly period in which the Rule 12b-1 Agreement becomes effective or terminates, there shall be an appropriate proration on the basis of the number of days that the Rule 12b-1 Agreement is in effect during the period.




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